EXHIBIT 99.1

Broadridge and UBS Americas to Redefine Wealth Management Technology in North America

New Broadridge Wealth Platform leverages leading technology to optimize advisor productivity, client experience and enterprise operations for the industry

NEW YORK, N.Y. - October 25, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader, and UBS (NYSE: UBS), the world’s largest wealth manager, today announced an innovative strategic partnership where UBS Wealth Management USA will be the anchor client on Broadridge’s new wealth management industry platform. The Broadridge Wealth Platform is a next-generation open platform that will solve a key financial services challenge by creating a modern, industry-level wealth management best-in-class technology solution. The platform enables wealth managers to drive their business to the next level while mutualizing investments in technology, innovation and security.

With the Broadridge Wealth Platform, UBS WM USA will be able to deploy an integrated and modern front- to -back office solution that optimizes Financial Advisor productivity, creates a richer client experience, and digitizes enterprise-wide operations. Adopting an industry-standard, open solution will enable UBS to provide unique value to its advisors while sharing the cost of adapting to ongoing technology innovation, regulatory and industry change, and cybersecurity requirements.

“Working with UBS, the largest global wealth manager, is a major milestone in creating the wealth management industry platform of the future,” said Tim Gokey, President and COO of Broadridge. “The Broadridge Wealth Platform will create a new industry business model by enhancing the advisor and client experience while mutualizing key front-, middle- and back-office functions. This partnership showcases Broadridge’s technology and innovation capability to deliver industry-level solutions.”

“Broadridge is the right partner and the only Fintech leader with the proven technology, scale and experience to deliver such a transformational solution,” said Tom Naratil, Co-President, UBS Global Wealth Management and President, UBS Americas. “This innovative partnership will build the next generation of technology to enhance advisor productivity, create a superior client experience and drive enterprise efficiency. This represents UBS’s forward-looking approach as we continue to take a leading role in redefining wealth management.”

Rapid changes in wealth management are being driven by shifting expectations across generations, the evolution of advisors’ roles and traditional business models, regulatory compliance and a shift towards low-cost passive products. The Broadridge Wealth Platform will address each of these new realities and is specifically designed to create efficiencies and revenue opportunities for advisors as well as the enterprise at large, while enabling a seamless client experience.

Broadridge’s new platform will include a modernized advisor desktop and customizable toolset. Key advisory features will include performance reporting, managed accounts support, and sleeve accounting; multi-market order management and trade routing, and full back-office functionality that handles multi-currency, global clearance and settlement, asset servicing, and integrated workflow across the entire enterprise to accelerate client on-boarding and other key service tasks. The Broadridge Wealth Platform will be fully open with a comprehensive, real-time data fabric and API structure that enables seamless connectivity to UBS’s proprietary and third-party applications. This is another example of Broadridge driving the innovation roadmap, applying artificial intelligence, cloud and digital capabilities to create a unified platform to address key client needs and drive impact across the industry.

About UBS
UBS provides financial advice and solutions to wealthy, institutional and corporate clients worldwide, as well as private clients in Switzerland. UBS's strategy is centered on our leading global wealth management business and our premier universal bank in Switzerland, enhanced by Asset Management and the Investment Bank. The bank focuses on businesses that have a strong competitive position in their targeted markets, are capital efficient, and have an attractive long-term structural growth or profitability outlook.

UBS is present in all major financial centers worldwide. It has offices in 52 countries, with about 34% of its employees working in the Americas, 34% in Switzerland, 18% in the rest of Europe, the Middle East and Africa and 14% in Asia Pacific. UBS Group AG employs approximately 61,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.
For more information about Broadridge, please visit www.broadridge.com
Investors:

W. Edings Thibault
Head of Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Broadridge Financial Solutions
Tina Wadhwa
+1 212-973-6164
Tina.wadhwa@broadridge.com

UBS:
Peter Stack: Media Relations, Americas
+1 212-882-5692
peter.stack@ubs.com